State of Delaware
Secretary of State
Division of Corporations
Delivered 05:49 PM 10/01/2010
FILED 05:49 PM 10/01/2010
SRV 100962782 - 4864845 FILE

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF BIO LAB NATURALS, INC.

BIO LAB NATURALS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("BLNI"), does hereby certify that:

1. The name of the Corporation is Bio Lab Naturals, Inc.. The Certificate of Incorporation for Bio Lab Naturals, Inc. was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on August 26, 2010.

2. Pursuant to a meeting of the Board of Directors of the Corporation, the Corporation adopted a resolution setting forth Amendments to the Certificate of Incorporation of the Corporation, as follows:

That the Certificate of Incorporation of this corporation be amended as to Article FOURTH, as follows:

Article FOURTH of the Certificate of Incorporation filed August 26, 2010 is hereby amended to add the following:

> Reverse Split. Each share of issued and outstanding Common Stock as of September 30, 2010, is reverse split on a one for 400 basis such that each old share represents 1/400 of a new share. A surrender of the old share certificate is required to be made by each shareholder, and the stockholders records will be automatically adjusted to reflect the reverse split. The new split adjusted share certificates will be transmitted to the shareholders of record when old certificates are sent into the transfer agent. No fractional shares will be issued; fractional shares will be rounded up to the nearest whole share.

3. Thereafter, the proposed Amendment to the Certificate of Incorporation of the Corporation were approved by the Board of Directors by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon by written consent September 27, 2010, pursuant to Delaware General Corporation Laws.

4. This Amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

This amendment shall become effective on the delayed effective date of October 21, 2010.
IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 27th day of September, 2010.

Bio Lab Naturals, Inc.

Stan Richards

Stan Richards, President